Exhibit 1.2

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”), dated as of October 29, 2025, is made between Oculis Holding AG, a public limited liability company (Aktiengesellschaft), incorporated and existing under the laws of Switzerland, having its registered office at Bahnhofstrasse 7, CH-6300, Zug, Switzerland, and registered with the Commercial Register of the Canton of Zug under number CHE-396.695.611 (the “Company”) and the undersigned investor (the “Investor”).

Whereas, the Investor wishes to subscribe for 740,740 ordinary shares of the Company, par value CHF 0.01 per share (the “Subscription Shares”) at a purchase price of $20.25 per share for a total purchase price of $14,999,985.00 (the “Purchase Price”), and subject to the terms and conditions set forth in this Agreement and pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, the Company desires to issue and sell the Subscription Shares to the Investor.

Agreed Terms:

1.	Subscription. The Company and the Investor agree that the Investor will subscribe for and the Company will issue to the Investor the Subscription Shares for the Purchase Price.

2.	Payment and Delivery.

a.	Payment of the Purchase Price shall take place on November 3, 2025 or such other date as agreed by the Company and the Investor (the “Payment Date”).

b.

At the Payment Date, the Investor shall pay the Purchase Price in immediately available funds into a bank account, as designated by the Company; and execute and deliver to the Company a duly completed Swiss law subscription form, in the form set out in Schedule 1 (the “Subscription Form”).

c.

Upon receipt of the Purchase Price, the Company shall countersign the Subscription Form, register the Investor as the owner of the Subscription Shares in the share registry of the Company, file a notification to the Commercial Register in the Canton of Zug, or such other appropriate authorities, of the share capital increase, deliver the Subscription Shares to the Investor (according to Investor’s instructions), and file a prospectus to an effective registration statement filed with the U.S. Securities and Exchange Commission to register the issuance of the Subscription Shares through a “registered direct offering.”

3.	Company Representations and Warranties.

a.

The Company has been duly incorporated or otherwise organized and is validly existing as a corporation under the laws of the jurisdiction of its organization and has corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

b.

The Subscription Shares have been duly authorized for issuance and sale to the Investor pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the Purchase Price, will be validly issued and fully paid and non-assessable.

c.	This Agreement has been duly authorized, executed and delivered by the Company.

4.	Investor Representations and Warranties.

a.

The Investor has full corporate power and authority to exercise its rights and to perform its obligations pursuant to this Agreement, and all corporate and other action required to authorise its execution of this Agreement and the performance of its obligations there under has been duly taken. The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Agreement.

b.

The execution, delivery and performance of this Agreement will not: contravene any law, regulation, judgment or order to which the Investor is subject, result in any actual or potential breach of or default under any obligation agreement, instrument or consent to which the Investor is a party; or (if an entity) contravene any provision of its articles of association.

c.	At Payment Date, the Investor will have sufficiently available funds to satisfy its obligations under this Agreement.

d.

The Investor confirms that it is solely basing its subscription to the Subscription Shares on publicly available information. The Investor has the requisite knowledge and experience to be capable of evaluating the merits and risks of an investment in the Subscription Shares and that the Investor is capable of protecting its interests in connection with this Agreement, and if not, that it has sought expertise advice from a recognized third party. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, in making its investment or decision to subscribe to the Subscription Shares. Alone, or together with any professional advisor(s), the Investor has adequately analysed and fully considered the risks related to subscription to the Subscription Shares and determined that the Subscription Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment. The Investor acknowledges specifically that a possibility of total loss exists.

e.

The Investor acknowledges and agrees that there have been no representations, warranties, covenants, financial advice or agreements made to the Investor by or on behalf of the Company, expressly or by implication, in connection with Investor’s subscription to the Subscription Shares or any other factors which may determine or otherwise affect the price of the aforementioned.The Investor has placed no reliance on written or oral statements made (directly or indirectly) by the Company, or their respective affiliates, officers, directors, agents, employees or its advisers, and has made such due diligence investigation into the subscription, the Subscription Shares and/or the Company and its business as the Investor has deemed appropriate.

5.

Governing Law. This Agreement shall be governed by the laws of Switzerland, without giving effect to the conflicts of laws provision thereof. Any disputes arising between the parties relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the courts located in Lausanne, Switzerland (without restricting any right of appeal).

6.	Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to its subject matter. This Agreement is binding upon the parties and their successors.

7.

Assignment. This Agreement is assignable by the Company to any of its affiliates, or to a successor or assignee of all or part of its business. Otherwise, this Agreement will not be assignable by either party without the prior written consent of the other party.

8.

Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement otherwise remains in full force and effect.

9.

Modification and Waiver. No waiver or modification of this Agreement will be binding upon either party unless made in writing and signed by both parties, and no failure or delay in enforcing any right will be deemed a waiver.

10.

Further Assurances. If, at any time before or after the Payment Date, the Company or Investor reasonably believes that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to consummate the purchase and sale of the Subscription Shares by the Investor or to carry out the purposes and intent of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and Investor shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the transactions and to carry out the purposes and intent of this Agreement.

11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Oculis Holding AG	Investor

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: